UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 23, 2010
MEDIACOM LLC
(Exact name of Registrant as specified in its charter)

New York (State of incorporation)	333-57285-01 (Commission File No.)	06-1433421 (IRS Employer Identification No.)
100 Crystal Run Road
Middletown, New York 10941
(Address of principal executive offices)
Registrant’s telephone number: (845) 695-2600
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
          See disclosure contained in Item 2.03 below, which is incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
          The operating subsidiaries of Mediacom LLC (the “LLC subsidiaries”) have a senior secured credit facility (the “LLC credit facility”) that consists of revolving credit commitments and term loans. On April 23, 2010, the LLC subsidiaries entered into an incremental facility agreement that provides for a new term loan under the LLC credit facility in the principal amount of $250.0 million (“Term Loan E”). On April 23, 2010, the full amount of Term Loan E was borrowed by the LLC subsidiaries. Following the borrowing of Term Loan E, there were three term loans outstanding under the LLC credit facility (Term Loan C, Term Loan D and Term Loan E).
          Borrowings under Term Loan E bear interest at a floating rate or rates equal to, at the option of the LLC subsidiaries, the Eurodollar Rate or the Base Rate (each as defined in the related credit agreement, as amended), plus a margin of 3.00% for Eurodollar Rate loans and a margin of 2.00% for Base Rate loans; provided that if the margin for any new incremental facility term loans borrowed within 18 months of April 23, 2010 exceeds the margin for borrowings under Term Loan E by more than 25 basis points, the margin for borrowings under Term Loan E shall be increased to the extent necessary so that the margin for such new incremental facility term loans is equal to the margin for borrowings under Term Loan E plus 25 basis points. For the first four years of Term Loan E, the Eurodollar Rate will be subject to a floor of 1.50% and the Base Rate will be subject to a floor of 2.50%. Term Loan E matures on October 23, 2017, and is subject to quarterly reductions of 0.25% of the original principal amount. The obligations of the LLC subsidiaries under Term Loan E are governed by the terms of the related credit agreement, as amended.
          The proceeds from Term Loan E were used to repay the outstanding balance of Term Loan A and the revolving credit portion of the LLC credit facility, without any reduction in the revolving credit commitments, as well as related fees and expenses.
          On April 23, 2010, the LLC credit facility was amended to:
•	extend the termination date with respect to $225.2 million of the revolving credit portion of the LLC credit facility (the “revolver”) from September 30, 2011 to December 31, 2014 (or June 30, 2014 if Term Loan C under the LLC credit facility has not been repaid or refinanced prior to June 30, 2014);

•	maintain the termination date of September 30, 2011 with respect to $79.0 million of the revolver commitments;

•	reduce the aggregate of the revolver commitments from $400.0 million to $304.2 million as of April 23, 2010; and

•	permit additional incremental facility term loans in an aggregate principal amount equal to not more than 100% of any future reductions in the revolver commitments.
In addition, the financial covenants were amended as follows:
•	the maximum ratio of senior indebtedness (as defined) to annualized system cash flow (as defined), or the “Total Leverage Ratio”, which is currently 6.0 to 1.0, will be reduced to 5.5 to 1.0 commencing with the quarter ending December 31, 2011;

•	the maximum Total Leverage Ratio will be reduced to 5.0 to 1.0 commencing with the quarter ending December 31, 2012 and thereafter, so long as any revolver commitments remain outstanding; and

•	the minimum ratio of operating cash flow (as defined) to interest expense (as defined) will be 2.0 as of the last day of any fiscal quarter ending after April 23, 2010.
Item 9.01. Financial Statements and Exhibits.
(a)	Financial Statements of Businesses Acquired — None

(b)	Pro Forma Financial Information — None

(c)	Shell Company Transactions — None

(d)	Exhibits:

Exhibit No.	Description
10.1	Amendment No. 4, dated as of April 23, 2010, to the Credit Agreement, dated as of October 21, 2004, among the operating subsidiaries of Mediacom LLC, the lenders party thereto and JPMorgan Chase Bank, as administrative agent for the lenders

10.2	Incremental Facility Agreement, dated as of April 23, 2010, between the operating subsidiaries of Mediacom LLC, the lenders signatory thereto and JPMorgan Chase Bank, N.A., as administrative agent

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: April 26, 2010

Mediacom LLC
By:	/s/ Mark E. Stephan
Mark E. Stephan
Executive Vice President and Chief Financial Officer